Exhibit 99.7

FOR IMMEDIATE RELEASE

March 17, 2014

AV HOMES, INC. NOTIFICATION OF AMENDMENT TO

REPURCHASE RIGHT FOR $5,402,000 AGGREGATE PRINCIPAL AMOUNT OF ITS

4.50% CONVERTIBLE SENIOR NOTES

SCOTTSDALE, AZ, March 17, 2014 – AV Homes, Inc. (NASDAQ: AVHI) (the “Company”), a developer and builder of active adult and conventional home communities in Florida, Arizona and North Carolina, notified the holders of $5,402,000 aggregate principal amount of its outstanding 4.50% Convertible Senior Notes due 2024 (the “Notes”) on February 27, 2014 that, pursuant to the terms of the Notes and the indenture governing the Notes, they have the option to require the Company to repurchase, on April 1, 2014 (the “Repurchase Date”), all or a portion of their Notes (the “Repurchase Right”) at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the Repurchase Date. The CUSIP Numbers for the Notes are 053494 AE0 and 053494 AF7. The Company will pay for any Notes validly surrendered and not validly withdrawn with cash. The appropriate amount of cash for surrendered Notes will be provided to DTC on April 1, 2014 rather than April 2, 2014, as previously announced.

The opportunity to surrender the Notes for repurchase pursuant to the Repurchase Right expires at 5:00 p.m., New York City time, on Thursday, March 27, 2014. Holders may withdraw any Notes previously surrendered for repurchase at any time prior to 5:00 p.m., New York City time, on Monday, March 31, 2014. Holders will receive payment for any Notes submitted for repurchase on April 1, 2014.

As required by the rules of the Securities and Exchange Commission (the “SEC”), the Company has filed and will file Tender Offer Statements on Schedule TO with the SEC. The Tender Offer Statements include (i) a notice to holders from the Company (the “Company Notice”) specifying the terms and conditions of the Repurchase Right and the procedures to exercise the Repurchase Right and (ii) additional information regarding the Repurchase Right. Holders of Notes are strongly encouraged to read the Company Notice, the Tender Offer Statements and other relevant documents filed with the SEC before making a decision relating to the Repurchase Right.

None of the Company, its board of directors or its employees has made or is making any representation or recommendation to any holder as to whether or not to surrender Notes pursuant to the Repurchase Right.

The Bank of New York Mellon Trust Company, National Association is acting as paying agent for the Repurchase Right. Copies of the Company Notice and additional information relating to the Repurchase Right may be obtained from The Bank of New York Mellon Trust Company, National Association by calling (315) 414-3362.

About AV Homes

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida, Arizona and North Carolina. Its principal operations are conducted near Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company builds communities that serve active adults 55 years and older and people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI.

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:

Dave M. Gomez

d.gomez@avhomesinc.com

(480) 214-7400